Exhibit 10.9

PLAYTIKA HOLDING CORP.

2021-2024 RETENTION PLAN

1. Purpose of the Plan.

This Playtika Holding Corp. 2021-2024 Retention Plan has been adopted by the board of directors (the “Board”) of Playtika Holding Corp. (the “Company”), effective as of August 6, 2019 (the “Effective Date”) (as amended from time to time, the “Plan”), for the benefit of the eligible employees of the Company or any Subsidiary of the Company. The purpose of the Plan is to provide a vehicle under which the Administrator (as defined below) following consultation with Parent can grant certain key employees and consultants of the Company and its Subsidiaries the right to receive cash retention payments (“Retention Awards”) and awards providing them with an opportunity to participate in the appreciation of the Company’s value (“Appreciation Unit Awards,” and together with the Retention Awards, the “Awards”) in order to retain these key employees and consultants and reward them for contributing to the success of the Company and its Subsidiaries.

2. Definitions.

Whenever the following terms are used in the Plan, they shall have the meanings specified below. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, where the context so indicates.

(a) “Adjusted EBITDA” means the Adjusted EBITDA of the Company and its Subsidiaries on a consolidated basis for the applicable period. For the avoidance of doubt, all payments in respect of Awards under the Plan shall be excluded for purposes of determining Adjusted EBITDA. A sample calculation of “Adjusted EBITDA” is attached hereto as Annex 1, and Adjusted EBITDA for purposes of the Plan shall be calculated consistent with such example and in a manner consistent with the Company’s past practice prior to the Effective Date.

(b) “Administrator” shall have the meaning set forth in Section 7(a) below.

(c) “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

(d) “Annual Retention Pool” means, for each Plan Year, $25,000,000.

(e) “Appreciation Unit” means a notional interest granted under the Plan, with each such Appreciation Unit representing a right to receive payment of a proportionate interest of each Appreciation Pool or the Change in Control Appreciation Pool, as applicable, subject to the terms, conditions, restrictions and limitations set forth herein and in the applicable Award Agreement.

(f) The “Appreciation Pool” means an amount determined as follows:

(i) For 2021, (A) fourteen percent (14.0%) of the Adjusted EBITDA for such calendar year, less (B) $25,000,000.

(ii) For 2022, (A) fourteen and one-half percent (14.5%) of the Adjusted EBITDA for such calendar year, less (B) $25,000,000.

(iii) For each of 2023 and 2024, (A) fifteen percent (15.0%) of the Adjusted EBITDA for such calendar year, less (B) $25,000,000.

(g) “Appreciation Unit Award” shall have the meaning set forth in Section 1 above.

(h) “Award” shall have the meaning set forth in Section 1 above.

(i) “Award Agreement” means the written or electronic agreement pursuant to which an Award is issued to a Participant under the Plan, as determined by the Administrator.

(j) “Board” shall have the meaning set forth in Section 1 above.

(k) “Cause” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement between the Participant and the Company or one of its subsidiaries; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Cause shall exist in the following circumstances: (i) the material failure of the Participant to perform the Participant’s duties with the Company and its subsidiaries or to follow a lawful directive from the Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not performed his or her duties or has failed to follow a lawful directive and the Participant continues after a reasonable time to not perform or fail to follow such directive; (ii)(A) any act of fraud, or embezzlement or theft, by the Participant or (B) the Participant’s admission in any court, or conviction of, or plea of nolo contendere to, a felony or crime of a similar nature in a non-US jurisdiction (excluding offenses with respect traffic violations); (iii) the Participant’s material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company or any of its affiliates; or (iv) if the Company, in good faith, believes that the Participant is or might be engaged in or is about to be engaged in any activity or activities which could materially adversely affect the business the Company or any of its Subsidiaries, after a written demand for performance is delivered to the Participant by the Company which specifically identifies the manner in which the Company believes that the Participant has engaged in, or is about to be engaged in such activity; provided, however, as to item (iv) in any case involving an activity in which the Company believes that the Participant might be engaged or is about to be engaged, the Participant shall have a reasonable time following such written demand to demonstrate that he is not engaged in such activity.

(l) “Change in Control” means any transaction that constitutes a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) of the Company, or any of the Parent

Entities, as applicable; provided that the following events shall not constitute a “Change in Control”: (i) a “change in the effective control of a corporation” described in Treasury Regulation §1.409A-3(i)(5)(vi) of the Company or any such Parent Entity, as applicable, that does not also constitute a “change in the ownership of a corporation” described in Treasury Regulation Section §1.409A-3(i)(5)(v) of the Company or such Parent Entity; (ii) a “change in the effective control of a corporation” described in Treasury Regulation §1.409A-3(i)(5)(vi) of the Company or any Parent Entity in which less than fifty percent (50%) of the outstanding stock of the Company or such Parent Entity, as applicable, is sold; (iii) a “change in the ownership of a substantial portion of the corporation’s assets” described in Treasury Regulation §1.409A-3(i)(5)(vii) of the Company or any Parent Entity in which less than fifty percent (50%) of the total gross fair market value of the assets of the Company or such Parent Entity, as applicable (calculated in a manner consistent with Treasury Regulation §1.409A-3(i)(5)(vii)), are sold; or (iv) a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) of the Company or any Parent Entity in which the Person, or more than one Person acting as a group, acquiring the stock or assets of the Company or such Parent Entity prior to such transaction, directly or indirectly control, are controlled by, or are under common control with, the Company or the Parent Entities; provided, further, that the consummation of a merger or other combination of the Company or any of the Parent Entities with either Alpha Frontier Limited or Parent or one of their Subsidiaries shall not constitute a Change in Control for purposes of this Plan; provided, further, that there shall not be deemed a Change in Control unless the Net Transaction Proceeds (calculated prior to giving effect to the calculation of the amounts payable hereunder) are equal to or greater than $3,000,000,000; provided, further, that there shall not be deemed a Change in Control for purposes of this Plan unless in the aggregate, in either one or a series of transactions, more than fifty percent (50%) of the outstanding stock or assets of the Company are acquired by a Person, or more than one Person acting as a group, not controlled by, or under common control with, Parent or any of the Parent Entities, and for purposes of this proviso, if any Parent Entity or Subsidiary of such Parent Entity owns stock or assets of the Company or any Subsidiary of the Company, a Change of Control of such Parent Entity, or Subsidiary of such Parent Entity, shall be deemed an acquisition by such Person(s) of Company stock or assets.

(m) “Code” means the Internal Revenue Code of 1986, as amended.

(n) “Company” shall have the meaning set forth in Section 1 above.

(o) “Disability” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement between the Participant and the Company or one of its Subsidiaries; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Disability shall mean the inability of a Participant to perform the essential functions of his or her position, with or without reasonable accommodation, because of physical or mental illness or incapacity, for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar day period. The existence of a Participant’s Disability shall be determined by the Administrator on the advice of a physician chosen by the Administrator and reasonably acceptable to the Participant and Parent. If a Participant’s Disability would give rise to a payment under the Plan or any Award Agreement with respect to any payment that constitutes “nonqualified deferred compensation,” such Disability must also constitute a “disability” (as defined in Treasury

Regulation §1.409A-3(i)(4)) in order to give rise to the payment, to the extent required by Section 409A.

(p) “Effective Date” shall have the meaning set forth in Section 1 above.

(q) “Good Reason” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement between the Participant and the Company or one of its Subsidiaries; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Good Reason shall mean the occurrence, described in a written notice of termination of employment to the Company from the Participant, of any of the following circumstances without the Participant’s express prior written consent: (i) a material reduction by the Company or its affiliates in the Participant’s annual base salary (provided that a salary reduction of ten percent (10%) or more shall be deemed material for this purpose); (ii) the Company or any of its affiliates requiring the Participant to be based anywhere more than sixty (60) kilometers from the Participant’s primary business location on the Effective Date (except for required travel on Company business to an extent substantially consistent with the Participant’s present business travel obligations); and (iii) a material diminution of the substantial duties or responsibilities of the Participant, taken in the aggregate, as in effect immediately following the closing of the proposed sale of the Company. Notwithstanding the foregoing, a Participant may not resign his or her employment with Good Reason unless: (i) the Participant provides the Company with at least thirty (30) days prior written notice of his or her intent to resign for Good Reason (which notice is provided not later than sixty (60) days following the occurrence of the event constituting Good Reason and contains reasonable detail regarding the basis for asserting Good Reason) and (ii) the Company has not remedied the violation(s) within the thirty (30) day period, and such resignation must occur within ninety (90) days of the end of such remedy period.

(r) “Gross Change in Control Appreciation Pool” means, in the event of a Change in Control, an amount equal to twelve percent (12%) of the Net Transaction Proceeds.

(s) “Initial Administrator” shall have the meaning set forth in Section 7(a) below.

(t) “Net Change in Control Appreciation Pool” means the Gross Change in Control Appreciation Pool less the Unpaid Retention Pool.

(u) “Net Transaction Proceeds” means (x) the fair market value of the net consideration received or to be received by the shareholders of the company undergoing the Change in Control, or (y) in the event amounts are to be paid to the company undergoing the Change in Control pursuant to the sale, license or other disposition of the company’s assets that constitutes a Change in Control, the aggregate value of any consideration that would be received by the shareholders if the company undergoing the Change in Control were liquidated immediately following the consummation of such sale, license or other disposition, in each case increased by any liabilities of the company or the shareholders satisfied with the proceeds of such transaction or assumed by the acquirer, and increased by any cash or cash equivalents of the company undergoing the change in control at the time of such Change in Control (and any dividends or other distributions declared by the company undergoing the Change in Control in connection with such Change in Control), and reduced by all fees, costs and expenses (including legal, accounting and banking) related to the Change in Control incurred by the company undergoing the Change in Control, but calculated prior to giving effect to the calculation of the amounts payable hereunder. Amounts paid into escrow and contingent payments in connection with any Change in Control will be included as part of the Net Transaction Proceeds. In connection with a sale of the outstanding stock of the Company or any Parent Entity or a sale of the Company’s or any Parent Entity’s assets that constitutes a Change in Control, the Net Transaction Proceeds shall be calculated (i) in the event of a stock sale, as though one hundred percent (100%) of the outstanding stock on a fully diluted basis had been acquired for the same per share amount paid in the transaction, or (ii) in the event of an asset sale, as though one hundred percent (100%) of the assets had been acquired, with the Net Transaction Proceeds determined by multiplying (A) the aggregate consideration paid for the purchased assets multiplied by (B) the fraction resulting from dividing (1) one hundred percent (100%) by (2) the percentage of the assets acquired by the purchaser.

(v) “Parent” means Giant Network Group Co., Ltd. or any successor thereto.

(w) “Parent Entities” means Playtika Holding UK II Limited, Playtika Holding UK Limited, Alpha Frontier Limited or any Subsidiary or successor thereto of any of these entities.

(x) “Participant” means an employee or consultant of the Company or any of its Subsidiaries who is granted an Award under the Plan for so long as such employee or consultant continues to hold one or more Awards under the Plan.

(y) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(z) “Plan” shall have the meaning set forth in Section 1 above.

(aa) “Plan Year” means each of 2021, 2022, 2023 and 2024.

(bb) “Retention Award” shall have the meaning set forth in Section 1 above.

(cc) “Retention Unit” means a notional interest granted under the Plan, with each such Retention Unit representing a right to receive payment of a proportionate interest of each Annual Retention Pool, subject to the terms, conditions, restrictions and limitations set forth herein and in the applicable Award Agreement.

(dd) “Subsidiary” means (i) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company and/or by one or more Subsidiaries, (ii) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company and/or by one or more Subsidiaries and (iii) any other entity not described in clauses (i) or (ii) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company and/or by one or more Subsidiaries.

(ee) “Termination of Service” means termination for any reason, including, without limitation, death, disability, resignation, retirement or termination with or without Cause, at any time, of a Participant’s employment with the Company or its Subsidiaries, but excluding any termination which includes simultaneous reemployment or continuous employment of the Participant by the Company and its Subsidiaries. The Administrator shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for Cause and all questions of whether any particular leave of absence constitutes a Termination of Service. Notwithstanding the foregoing, if a Termination of Service constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Section 409A of the Code, such Termination of Service must also constitute a “separation from service,” as defined in Treasury Regulation §1.409A-1(h), to the extent required by Section 409A of the Code.

(ff) “Total Retention Pool” means $100,000,000.

(gg) “Unpaid Retention Pool” means the Total Retention Pool less the total amount of money paid to all Retention Unit holders as of the date of such calculation.

(hh) “Vesting Date” means December 31 of each Plan Year.

3. Eligibility and Grants of Awards.

(a) Eligibility. Employees and consultants of the Company or any Subsidiary of the Company, in any case, who are identified by the Administrator shall be eligible to receive Awards under the Plan.

(b) Grants of Awards. Subject to the provisions of the Plan, the Administrator may, from time to time and following consultation with Parent, select employees or consultants of the Company and/or its subsidiaries to whom Awards shall be granted and, for each such Award, determine the terms and conditions of such Award in accordance with the Plan. A Participant may receive Retention Awards, Appreciation Unit Awards or a combination of both.

(c) Initial Awards. The initial Awards under the Plan will be granted by the Initial Administrator. The Initial Administrator will also have the authority to grant Awards under the Plan to himself, although he may not allocate more than fifty percent (50%) of the outstanding Retention Units or more than fifty percent (50%) of the outstanding Appreciation Units to himself. The Administrator will have the authority to grant Awards to employees or consultants hired or retained after the initial Awards are made under the Plan, which Awards may, in the Administrator’s discretion, provide for pro-rated payments of such Awards to the extent the employee’s or consultant’s date of commencement of employment or service falls during a calendar year.

4. Terms of Retention Awards.

(a) Retention Awards Authorized. A total of one hundred thousand (100,000) Retention Units shall be authorized for issuance under the Plan. Each Participant may be awarded a number of Retention Units. Once granted, a Participant will retain the same number of Retention

Units for the duration of the Plan, unless such Retention Units are forfeited as described below. If any Retention Unit shall for any reason be forfeited, then such Retention Unit shall again be available for grant under the Plan by the Administrator following consultation with Parent. Subject to the provisions of the Plan related to a Termination of Service, once awarded, a Retention Unit shall be considered outstanding for purposes of Sections 4, 5 and 6 of this Plan, even if such award occurs prior to January 1, 2021.

(b) Payment of Retention Awards.

(i) Except as provided in Section 4(b)(ii) or Section 6 below, or as otherwise provided in an Award Agreement, with respect to each Vesting Date, a Participant shall receive a payment in respect of his or her Retention Units, in cash, if he or she has not experienced a Termination of Service prior to such Vesting Date, in an amount determined by multiplying (A) the Annual Retention Pool for the Plan Year ending on such Vesting Date (prior to giving effect to any deductions pursuant to Sections 6(a) and (b) below or pursuant to any Award Agreement for prior payouts to terminated Participants or any advance payments of such Annual Retention Pool under any Award Agreement), by (B) (1) the number of Retention Units held by such Participant, divided by (2) the aggregate number of Retention Units outstanding and eligible for payment as of such Vesting Date (or with respect to which prior payouts from such Annual Retention Pool were made to terminated Participants or as advance payments under any Award Agreement), which payment shall be made no later than the last day of the calendar month following the applicable Vesting Date. Notwithstanding the forgoing, in no event shall the Initial Administrator receive a payment pursuant to this Section 4(c)(i) with respect to each Annual Retention Pool in an amount that exceeds the aggregate amount of all payments to all other Participants in respect of such Annual Retention Pool. A Participant’s Award Agreement may provide for more frequent payments in respect of his or her Retention Units.

(ii) Except as provided in Section 6 below or as otherwise provided in an Award Agreement, in the event of a Change in Control on or after the Effective Date but prior to December 31, 2024, if a Participant has not experienced a Termination of Service prior to the date of such Change in Control, such Participant shall remain eligible to receive a payment in respect of his or her Retention Units, in cash, in an amount determined by multiplying (A) the unpaid portion of the Total Retention Pool as of the date of such Change in Control (prior to giving effect to any deductions pursuant to Sections 6(a) and (b) below or pursuant to any Award Agreement for prior payouts to terminated Participants or any advance payments of such Annual Retention Pool under any Award Agreement), by (B) the fraction equal to (1) the number of Retention Units held by such Participant, divided by (2) the aggregate number of Retention Units outstanding and eligible for payment as of the date of such Change in Control (or with respect to which prior payouts were made to terminated Participants or as advance payments under any Award Agreement) (such amount, his or her “CIC Eligible Retention Amount”).    Except as provided in Section 6 below, or as otherwise provided in an Award Agreement, a Participant’s CIC Eligible Retention Amount shall be paid in cash in four (4) equal installments, with the first installment paid on December 31 of the calendar year in which such Change in Control occurs and the next three (3) installments paid on December 31 of each of the next three (3) calendar years thereafter; provided, however, in no event shall the Initial Administrator’s CIC Eligible Retention Amount pursuant to this Section 4(b)(ii) with respect to a Change in Control exceed the aggregate amount of all CIC Eligible Retention Amounts payable to all other Participants with respect to such Change in Control. In order to be eligible to receive any payment of his or her CIC Eligible Retention Amount following a Change in Control pursuant to this Section 4(b)(ii), and except as otherwise provided in an Award Agreement, a Participant must not have experienced a Termination of Service prior to the applicable payment date; provided, however, that in the event of a Participant’s termination without Cause or resignation for Good Reason, or if a Participant has a Termination of Service by reason of his or her death or Disability, in each case following such Change in Control, such Participant’s CIC Eligible Retention Amount shall be paid to him or her within sixty (60) days following such Termination of Service, in each case subject to the execution by the Participant (or the Participant’s estate) and the effectiveness of a general release of claims in a form prescribed by the Company, which release must become effective by its terms within sixty (60) days following the date of the Participant’s Termination of Service.

(iii) A sample calculation reflecting the determination of the number of outstanding Retention Units eligible to receive a payment with respect to an Annual Retention Pool or upon a Change in Control, as applicable, and the calculation of the value to be paid per Retention Unit is attached hereto as Annex 2. In addition, a sample calculation of a Participant’s CIC Eligible Retention Amount is set forth on Annex 2.

5. Terms of Appreciation Unit Awards.

(a) Appreciation Units Authorized. A total of two hundred thousand (200,000) Appreciation Units shall be authorized for issuance under the Plan. Each Participant may be awarded a number of Appreciation Units. Once granted, a Participant will retain the same number of Appreciation Units for the duration of the Plan, unless such Appreciation Units are forfeited as described below. If any Appreciation Unit shall for any reason be forfeited, then such Appreciation Unit shall again be available for grant under the Plan by the Administrator following consultation with Parent. Subject to the provisions of the Plan related to a Termination of Service, once awarded, an Appreciation Unit shall be considered outstanding for purposes of Sections 4, 5 and 6 of this Plan, even if such award occurs prior to January 1, 2021.

(b) Payment of Appreciation Units.

(i) Except as provided in Section 5(b)(ii) or Section 6 below, or as otherwise provided in an Award Agreement, with respect to each Vesting Date, a Participant shall receive a payment in respect of his or her Appreciation Units, in cash, if he or she has not experienced a Termination of Service prior to such Vesting Date, in an amount per Appreciation Unit determined by dividing (A) the Appreciation Pool for such Vesting Date (prior to giving effect to any advance payments of such Appreciation Pool under any Award Agreement), by (B) the number of outstanding Appreciation Units eligible to receive a payment in respect of such Vesting Date (including those Appreciation Units held by terminated Participants who, pursuant to the terms of their Award Agreement, remain eligible to receive a payment in respect of such Vesting Date with respect to such Appreciation Units), which payment shall be made no later than March 15 following the applicable Vesting Date. Notwithstanding the foregoing, in no event shall the Initial Administrator receive a payment pursuant to this Section 5(b)(i) with respect to a Vesting Date in an amount that exceeds the aggregate amount of all payments to all other Participants in respect of their Appreciation Units with respect to such Vesting Date. A Participant’s Award Agreement may provide for more frequent payments in respect of his or her Appreciation Units.

(ii) Except as provided in Section 6 below, or as otherwise provided in an Award Agreement, in the event of a Change in Control after the Effective Date but prior to December 31, 2024, if a Participant has not experienced a Termination of Service prior to the date of such Change in Control, such Participant shall remain eligible to receive payments in respect of his or her Appreciation Units as provided below, in an amount per Appreciation Unit equal to the amount determined by dividing (A) the Net Change in Control Appreciation Pool by (B) the number of outstanding Appreciation Units eligible to receive a payment as of the date of such Change in Control (including those Appreciation Units held by terminated Participants who, pursuant to the terms of their Award Agreement, remain eligible to receive a payment in respect of such Vesting Date with respect to such Appreciation Units) (his or her “CIC Eligible Appreciation Amount”). Except as provided in Section 6 below, or as otherwise provided in an Award Agreement, a Participant’s CIC Eligible Appreciation Amount shall be paid in cash in four (4) equal installments, with the first installment paid on December 31 of the calendar year in which such Change in Control occurs and the next three (3) installments paid on December 31 of each of the next three (3) calendar years thereafter; provided, however, in no event shall the Initial Administrator’s CIC Eligible Appreciation Amount pursuant to this Section 5(b)(ii) with respect to a Change in Control exceed the aggregate amount of all CIC Eligible Appreciation Amounts payable to all other Participants with respect to such Change in Control. In order to be eligible to receive any payment of his or her CIC Eligible Appreciation Amount following a Change in Control pursuant to this Section 5(b)(ii), and except as otherwise provided in an Award Agreement, a Participant must not have experienced a Termination of Service prior to the applicable payment date; provided, however, that in the event of a Participant’s termination without Cause or resignation for Good Reason, or if a Participant has a Termination of Service by reason of his or her death or Disability, in each case following such Change in Control, such Participant’s CIC Eligible Appreciation Amount shall be paid to him or her within sixty (60) days following such Termination of Service, in each case subject to the execution by the Participant (or the Participant’s estate) and the effectiveness of a general release of claims in a form prescribed by the Company, which release must become effective by its terms within sixty (60) days following the date of the Participant’s Termination of Service.

(iii) A sample calculation reflecting the determination of the number of outstanding Appreciation Units eligible to receive a payment with respect to an Appreciation Pool or the Change in Control Appreciation Pool, as applicable, and the calculation of the value to be paid per Appreciation Unit is attached hereto as Annex 3. In addition, a sample calculation of a Participant’s CIC Eligible Appreciation Amount is set forth on Annex 3.

6. Termination of Service.

(a) Death or Disability. Except as otherwise provided in Section 4(b)(ii) or Section 5(b)(ii) above following a Change in Control or as otherwise provided in an Award Agreement, if a Participant has a Termination of Service on or after January 1, 2021 but on or prior to December 31, 2024 by reason of his or her death or Disability, the Participant shall retain a pro-rated portion of (i) his or her Retention Units and be entitled to receive a payment equal to the amount determined by multiplying (A) (1) his or her pro-rated Retention Units divided by (2) the aggregate number of Retention Units outstanding and eligible for payment as of the date of such termination (or with respect to which prior payouts were made to terminated Participants), multiplied by (B) the portion of the Total Retention Pool that remains unpaid as of the date of such termination, which amount shall be paid to the Participant within sixty (60) days following the date of such termination, and (ii) his or her Appreciation Units and the right to receive payments for such pro-rated portion of Appreciation Units for all Vesting Dates that have not yet occurred prior to the date of such termination, including, in the event of a Change in Control, his or her pro-rated CIC Eligible Appreciation Amount, which payments will be made as and when such payments are made to other Appreciation Unit holders (or, in the event of a Change in Control, such payment of the Participant’s pro-rated CIC Eligible Appreciation Amount shall be paid within thirty (30) days following such Change in Control, less any amounts paid to the Participant pursuant to clause (i) above or otherwise in respect of his or her Retention Units prior to the date of such Change in Control), in each case calculated on a pro-rata basis by reference to the portion of the four year period commencing January 1, 2021 through December 31, 2024 that such Participant provided services to the Company and/or its Subsidiaries prior to the date of such Termination of Service, in each case subject to the execution by the Participant (or the Participant’s estate) and the effectiveness of a general release of claims in a form prescribed by the Company, which release must become effective by its terms within sixty (60) days following the date of the Participant’s Termination of Service. The remaining portion of his or her Retention Units and his or her Appreciation Units shall collectively be forfeited and returned to the pools of Retention Units and Appreciation Units, respectively.

(b) Other Terminations. Except as otherwise provided in an Award Agreement or as set forth in Section 4(b)(ii) or Section 5(b)(ii), if a Participant has a Termination of Service for any reason other than as set forth under Section 6(a), the Participant will immediately forfeit (i) all of his or her Retention Units and any right to payment with respect to any Annual Retention Pool for which the Vesting Date has not yet occurred prior to the date of such termination, and (ii) all Appreciation Units to the extent they relate to a Vesting Date that has not occurred prior to the date of termination, without consideration therefor, and such Awards shall be returned to the pools of Retention Units and Appreciation Units, respectively.

(c) Effect on Initial Administrator. If any forfeiture of any Retention Unit or Appreciation Unit by any Participant under this Section 6 results in the Initial Administrator holding more than fifty percent (50%) of the outstanding Retention Units or Appreciation Units, then the Initial Administrator shall immediately and automatically forfeit such number of Retention Units or Appreciation Units, as applicable, until the Initial Administrator no longer holds more than fifty percent (50%) of the outstanding Retention Units or Appreciation Units, respectively.

7. Administration.

(a) Administrator. The Plan will initially be administered by Robert Antokol, the Chief Executive Officer of Playtika Ltd. (the “Initial Administrator”), who shall make all determinations under the Plan (the “Administrator”). In the event of Mr. Antokol’s death or incapacity due to Disability, or the termination of the employment of Mr. Antokol’s employment (whether voluntary or involuntary), the Administrator will be comprised of a committee of five individuals consisting of three individuals designated by Parent and the two (2) Participants with the largest number of outstanding Appreciation Units at the time of such event.

(b) Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. Subject to the terms of the Plan, the Administrator is hereby authorized to determine which employees and consultants will receive Awards, to grant Awards and to set all terms and conditions of Awards. The Administrator shall have the discretionary power and authority to interpret the Plan and the Award Agreements pursuant to which Awards are issued, and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any Award under the Plan need not be the same with respect to each Participant. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Administrator deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and absolute discretion of the Administrator, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any of its Affiliates, any Participant and any beneficiary of any Participant.

(c) Professional Assistance; Good Faith Actions; Compensation. All expenses and liabilities which members of the Administrator incur in connection with the administration of the Plan shall be borne by the Company. The Administrator may engage attorneys, consultants, accountants, appraisers, brokers, or other Persons in connection with the administration of the Plan. The Administrator, the Company and the Company’s officers shall be entitled to rely upon the advice, opinions and/or valuations of any such Persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested Persons. No members of the Administrator and/or the Company’s officers shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, including grant of Awards, and all members of the Administrator shall be fully protected by the Company in respect of any such action, determination or interpretation. The members of the Administrator shall serve without compensation for their services as representatives of the Administrator.

8. Amendment, Termination or Suspension of the Plan, Awards. The Plan will remain in effect until the payment of all amounts payable under the Plan. Neither the Plan nor any Award Agreement may be amended in any way that would impair any Participant’s rights under the Plan without the consent of the holders of a majority of the then-outstanding Appreciation Units or, if no Appreciation Units are then outstanding, the Initial Administrator; provided, however, that the Initial Administrator shall have the authority to amend the Plan provided that such amendment does not increase the overall potential liability of the Company under the Plan and does not increase the limitations on the Awards he may grant to himself pursuant to Section 3(c) above; provided, further, that the Initial Administrator shall have the authority to terminate the Plan at any time in the event the Initial Administrator determines that the Company has established, or will establish, an equity-based program in lieu of the Plan for the Participants, provided that such termination can be accomplished without adverse tax consequences to such Participants.

9. Section 409A. The Awards granted hereunder are intended to comply with Section 409A of the Code or an available exemption therefrom. Whenever the Plan or an applicable Award Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Administrator. However, notwithstanding any other provision of the Plan or any applicable Award Agreement, if at any time the Administrator determines that any Award may not be compliant with or exempt from Section 409A of the Code, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify or to be responsible for damages to the Participant or any other Person for failure to do so) to adopt such amendments to the Plan or any applicable Award Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to provide for such Award to either be exempt from the application of Section 409A or comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Company to adopt any such amendment or take any other action. Notwithstanding anything herein to the contrary, in no event shall the Company or its Subsidiaries or Affiliates have any obligation to indemnify or otherwise compensate any Participant for any taxes or interest imposed under Section 409A of the Code or similar provisions of state law. Notwithstanding any provision to the contrary in the Plan or any Award Agreement, to the extent any payments to a Participant pursuant to the Plan or any Award Agreement constitute “non-qualified deferred compensation” subject to Section 409A of the Code or are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), then, to the extent required by Section 409A of the Code or to satisfy such exception, no amount shall be payable unless the Participant’s Termination of Service constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”). Notwithstanding anything to the contrary in the Plan or any Award Agreement, no amounts shall be paid to a Participant hereunder during the six (6)-month period following the Participant’s Separation from Service to the extent that the Company determines that paying such amounts at the time or times indicated in the Plan or an applicable Award Agreement would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay to the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six (6)-month period. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive the installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. In addition to the above, to the extent required to comply with Section 409A of the Code and the applicable regulations and guidance issued thereunder, if the applicable deadline for a Participant to execute (and not revoke) a release spans two calendar years, payment of the applicable payments conditioned upon the effectiveness of such release shall not commence until the beginning of the second calendar year.

10. Tax Consequences. None of the Company, the Board or the Administrator makes any commitment or guarantee that any federal, state or local tax treatment will (or will not) apply or be available to any Participant. Each Participant, by acceptance of an Award, is deemed to represent that the Participant has consulted with any tax consultants that he or she deems advisable in connection with the Award and that the Participant is not relying on the Company, the Administrator or any officer, director or employee of the Company or its Affiliates for tax advice.

11. Miscellaneous Provisions.

(a) Award Agreement. Each Award shall be evidenced by an Award Agreement, which shall be executed by the Participant and an authorized representative of the Company, and which shall contain such terms and conditions as the Administrator shall determine, consistent with this Plan. All Awards granted under the Plan shall be subject to the terms and conditions of the Plan and shall be subject to such additional restrictions as the Administrator shall provide (in the applicable Award Agreement or otherwise).

(a) Withholding. The Company shall be entitled to deduct and withhold from any amounts payable under this Plan or any Award Agreement all federal, state, local and/or foreign taxes, as the Administrator determines to be legally required pursuant to any applicable laws or regulations.

(b) No Right to Continued Service. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Participant any right to continue in the employment or service of the Company or any of its Subsidiaries or other Affiliates, or shall interfere with or restrict in any way the rights of the Company or any of its Subsidiaries or other Affiliates, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any of its Subsidiaries or other Affiliates.

(c) Awards Not Transferable. No Award shall be subject in any manner to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void ab initio. Payments with respect to Awards held by a Participant shall be made only to such Participant or his or her guardian or legal representative or, in the event of the Participant’s death prior to any payment owing in respect of an Award, to the Participant’s estate.

(d) Compliance with Law. The Plan, the granting and vesting of Awards under the Plan and any payment in respect of Awards are subject to compliance with all applicable federal and state laws, rules and regulations and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

(e) No Limitations on Company Action. For the avoidance of doubt, neither the existence of the Plan nor any Award hereunder shall create or be deemed to create any obligation on the part of the Company to seek the consent of any Participant or any other Person in order to take any corporate action.

(f) Unfunded Plan. Nothing in the Plan or any Award Agreement shall entitle a Participant to payment of any specified property or payment out of a trust fund or other security device created for the benefit of Participants. Any claim to payment which a Participant has with respect to Awards shall be only as a general creditor of the Company. The Company’s obligations under the Plan are both unfunded and unsecured and shall not be construed to cause a Participant to recognize taxable income prior to the time that a payment is actually paid to that Participant in accordance with the Plan. The liability for payment with respect to Awards is a liability of the Company alone and not of any employee, officer, affiliate of the Company.

(g) No Equity Interest. Appreciation Units constitute phantom, equity-linked awards and neither the Appreciation Units nor the Retention Awards will give any Participant any equity right or ownership stake in the Company or any particular assets thereof.

(h) Special Incentive Compensation. By acceptance of an Award hereunder, each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement, life insurance, disability, severance or other employee benefit plan of the Company or any of its Affiliates.

(i) Severability. If any provision of the Plan or any Award is, becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(j) Notice. For purposes of this Plan, notices and all other communications provided for in this Plan will be in writing and will be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, or by reputable overnight carrier. Any notice to the Company shall be addressed to the Company at its primary office location and to a Participant at such Participant’s last known address as listed on the Company’s records, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

(k) Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

(l) Entire Agreement. This Plan, together with any Award Agreements, contains the entire agreement of the parties relating to the subject matter hereof.

(m) Governing Law. The Plan and any Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

(n) Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the Plan and all obligations of the Company thereunder.

[Signature Page Follows]

I, the Administrator, hereby certify that the foregoing amended Plan was approved on behalf of Playtika Holding Corp. on August 6, 2019.

/s/ Robert Antokol
Robert Antokol
Administrator

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